Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES RESULTS FOR SECOND QUARTER OF FISCAL 2006; INCREASES CASH DISTRIBUTION TO $0.59 PER UNIT

NEW YORK, JANUARY 27, 2006 – K-Sea Transportation Partners L.P. (NYSE: KSP) today reported its results of operations for its fiscal 2006 second quarter ended December 31, 2005.  The Company also announced that its distribution to unitholders in respect of the second quarter will increase by $0.02 to $0.59 per unit, or $2.36 per unit annualized.  The distribution will be payable on February 14, 2006 to unitholders of record on February 8, 2006.

As previously reported, on October 18, 2005 K-Sea closed its acquisition of Sea Coast Transportation LLC (“Sea Coast”).  Sea Coast operates fifteen tank barges and fifteen tugboats, representing 705,000 barrels of capacity, which increased K-Sea’s barrel-carrying capacity by 27%.  K-Sea believes it is now the largest coastwise tank barge operator, measured by barrel-carrying capacity, in the United States.

Three Months Ended December 31, 2005

For the three months ended December 31, 2005, the Company reported operating income of $6.7 million, an increase of $3.7 million, or 127%, compared to $2.9 million of operating income for the three months ended December 31, 2004.  The increase resulted from the significant expansion of the Company’s fleet barrel-carrying capacity over the past year, most notably through the acquisition of Sea Coast, continued strong vessel utilization and higher average daily rates in the Company’s coastwise trade.  The strong utilization and freight rates are a result of continuing strong demand for refined petroleum products and higher oil prices.  In addition to the Sea Coast vessels, the Company has put into service an additional 529,000 barrels of capacity since December 2004.  These increases were partially offset by the loss of the DBL 152, discussed below.

The increased vessel operating earnings were partially offset by increased general and administrative costs and depreciation.  The $2.2 million increase in general and administrative expenses, as compared to the three months ended December 31, 2004, included $1.1 million of increases in personnel costs in support of the Company’s growth, and $0.3 million in additional costs related to the new facilities in Norfolk and Seattle.  The increase also included $0.3 million in costs related to a postponed bond offering.  Depreciation and amortization increased $1.6 million, also as a result of the additional vessels.  Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $5.4 million, or 68%, to $13.3 million for the three months ended December 31, 2005, compared to $7.9 million for the three months ended December 31, 2004.

The Company incurred a $2.6 million net loss for the three months ended December 31, 2005, or $0.27 per fully diluted limited partner unit, compared to net income of $1.4 million, or $0.16 per limited partner unit, for the three months ended December 31, 2004.  The $4.0 million decrease in net income resulted primarily from a $6.9 million loss on reduction of debt related to retirement of the Company’s Title XI bonds in November 2005, and a $0.9 million increase in interest expense, incurred to finance vessel acquisitions over the past year, partially offset by the $3.7 million improvement in operating income.  Retirement of the Title XI debt improved the Company’s borrowing flexibility, and eliminated certain restrictive covenants, collateral requirements, and working capital constraints.

Barge Incident Update

As previously reported, on November 11, 2005 one of the Company’s tank barges, the DBL 152, struck submerged debris in the U.S. Gulf of Mexico, approximately 30 miles south of Port Arthur, Texas, causing significant damage to the double hull which resulted in the barge eventually flooding and capsizing.  The submerged debris was subsequently determined to be a service platform which collapsed during Hurricane Rita during September 2005.  To ensure the safety of all people involved and to mitigate environmental damage, the Company initiated, and completed this month, a detailed response plan in coordination with the United States Coast Guard, other federal and state agencies, its own personnel, and response contractors.  At the time of the incident, the barge was carrying approximately 120,000 barrels of No. 6 fuel oil, a heavy oil product.  The exact amount of oil that escaped into the ocean has not yet been determined; however, according to the National Oceanic and Atmospheric Administration, the likelihood of shoreline impact from the incident is low.

The barge was declared a constructive total loss, and it is expected to be scrapped; the Company has received the total $11.0 million insured value from its hull and machinery insurers.  The Company also maintains significant protection and indemnity insurance for pollution-related costs and claims, including cleanup costs and environmental damages, and believes that such coverage will be adequate to cover the cost of the clean-up operations and any subsequent claims.  The Company does not maintain “loss of hire” insurance.  The operating results of the barge during calendar year 2005 were not significant to the Company’s total operating results for the calendar year 2005, including Sea Coast on a full year, pro forma basis.

Six Months Ended December 31, 2005

For the six months ended December 31, 2005, the Company reported operating income of $12.8 million, an increase of $5.4 million, or 72%, compared to $7.4 million of operating income for the six months ended December 31, 2004.  Similar to the increase for the second fiscal quarter, this increase resulted mainly from expansion of the Company’s barrel-carrying capacity, partially offset by increases of $3.7 million in general and administration expenses and $1.8 million in depreciation and amortization, as compared to the three months ended December 31, 2004.  In addition to $1.9 million of increased personnel and facilities costs during the six months ended December 31, 2005, the Company also incurred $0.4 million of additional professional fees and other costs in connection with being a public company, mainly attributable to the initial audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and the $0.3 million bond offering related costs.  Earnings before interest, taxes, depreciation, amortization, and loss on reduction of debt (EBITDA) increased by $7.1 million, or 40%, to $24.9 million for the six months ended December 31, 2005, compared to $17.8 million for the six months ended December 31, 2004.

Net income of $1.6 million for the six months ended December 31, 2005, or $0.17 per fully diluted limited partner unit, compared to net income of $4.5 million, or $0.53 per limited partner unit, for the six months ended December 31, 2004.  The $2.9 million decrease in net income for this period resulted primarily from the $6.9 million loss on reduction of debt and a $1.5 million increase in interest expense, offset by the $5.4 million increase in operating income.

President and CEO Timothy J. Casey said “We are very pleased with the significant growth in our results for the fiscal 2006 second quarter, which included the results of Sea Coast from the acquisition date in October.  We expect our results to be strengthened further by our ongoing capacity additions.  We took delivery of the newbuild DBL 103 on December 30, 2005, and five new vessels, including one 100,000 barrel and four 28,000 barrel tank barges, are scheduled to be delivered over the next year.  In light of our results and expectations, our Board of Directors has approved a two cent per unit, or 3.5%, increase in our quarterly distribution, the fifth distribution increase since our initial public offering in January 2004.  Our improved second quarter results were achieved despite the unfortunate incident in the Gulf of Mexico in November, which resulted in the loss of the barge DBL 152.  Our coordinated responsive action is now substantially complete, and we would like to thank the United States Coast Guard and the other federal and state agencies that assisted us in dealing with the incident.”

The Company’s distributable cash flow for the second quarter of fiscal 2006 was $7.2 million, or approximately 1.19 times the amount needed to cover the increased cash distribution of $6.0 million declared in respect of the period.  Excluding non recurring items such as the gain on disposal of assets and the bond offering cost writeoff, the coverage ratio would have been 1.18 times.

Earnings Conference Call

The Company has scheduled a conference call for Monday, January 30, 2006, at 10:00 am Eastern time, to review the second quarter results.  Dial-in information for this call is (866) 362-4829 (Domestic) and (617) 597-5346 (International).  The Participant Passcode is 11829372.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until February 6, 2006; dial in information for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 63540070.

About K-Sea Transportation Partners

K-Sea Transportation Partners provides refined petroleum products marine transportation, distribution and logistics services in the U.S. domestic marine transportation business, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles.  However, certain non-GAAP financial measures such as EBITDA and distributable cash flow used in the business are also presented.  EBITDA is used as a supplemental financial measure by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.  Management believes distributable cash flow is useful as another measure of the Company’s financial and operating performance, and its ability to declare and pay distributions to partners, although distributable cash flow does not represent the amount of cash required to be distributed under the Company’s partnership agreement.  Neither EBITDA nor distributable cash flow should be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA and distributable cash flow as presented herein may not be comparable to similarly titled measures of other companies.  Presented in the tables below is a reconciliation of each of these measures to the most directly comparable GAAP measure.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook, vessel utilization, integration of recently acquired vessels (including the cost, timing and effects thereof), delivery of newbuild tank barges, consequences resulting from the DBL 152 incident, growth in earnings and distributable cash flow, and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels, difficulties in integrating recently acquired vessels, failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

John J. Nicola, Chief Financial Officer, 718 720-9306

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit data)

		Three months ended December 31,		Six months ended December 31,
		2005	2004	2005	2004

	Voyage revenue	$45,659	$27,341	$82,432	$55,989
	Bareboat charter and other revenue	1,649	477	2,076	882
	Total revenues	47,308	27,818	84,508	56,871

	Voyage expenses	10,165	5,899	17,942	11,113
	Vessel operating expenses	19,998	11,919	33,805	23,464
	General and administrative expenses	4,310	2,117	8,289	4,546
	Depreciation and amortization	6,590	4,951	12,077	10,320
	Net (gain) on disposal of vessel	(415)	—	(415)	—

	Total operating expenses	40,648	24,886	71,698	49,443
	Operating income	6,660	2,932	12,810	7,428
	Interest expense, net	2,426	1,500	4,130	2,661
	Net loss on reduction of debt	6,898	—	6,898	—
	Other expense (income), net	(20)	(24)	(21)	(26)

	Income (loss) before provision for income taxes	(2,644)	1,456	1,803	4,793
	Provision for income taxes	2	87	201	287
	Net income (loss)	$(2,646)	$1,369	$1,602	$4,506

	General partner’s interest in net income (loss)	$(53)	$27	$32	$90
	Limited partners’ interest in:
	Net income (loss)	$(2,593)	$1,342	$1,570	$4,416
	Net income (loss) per unit
	- basic	$(0.27)	$0.16	$0.17	$0.53
	- diluted	$(0.26)	$0.16	$0.17	$0.53
	Weighted average units
outstanding	- basic	9,760	8,330	9,296	8,330
	- diluted	9,816	8,391	9,354	8,365

Supplemental Operating Statistics

	Three months ended December 31,		Six months ended December 31,
	2005	2004	2005	2004
Local Trade:
Average daily rate (1)	$5,436	$5,491	$5,444	$5,535
Net utilization (2)	80%	81%	78%	77%

Coastwise Trade:
Average daily rate	$11,454	$10,612	$12,245	$11,123
Net utilization	93%	85%	92%	89%

Total Fleet
Average daily rate	$8,823	$8,462	$9,181	$8,893
Net utilization	87%	83%	85%	84%

(1)   Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2)   Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures

to GAAP Measures

(in thousands)

Distributable Cash Flow (1)

	Three months ended December 31, 2005	Six months ended December 31, 2005

Net income (loss)	$(2,646)	$1,602
Adjustments to reconcile net income (loss) to distributable cash flow:
Depreciation and amortization (2)	6,682	12,276
Non cash compensation cost under long term incentive plan	116	213
Deferred income tax expense	35	147
Net loss on reduction of debt	6,898	6,898
Maintenance capital expenditures (3)	(3,900)	(7,200)

Distributable cash flow	7,185	13,936
Cash distribution in respect of the period	$6,033	$11,832

Distribution coverage	1.19	1.18

(1)   Distributable Cash Flow provides additional information for evaluating our operating performance and ability to continue to make quarterly distributions, and is presented solely as a supplemental performance measure.

(2)   Including amortization of deferred financing costs.

(3)   Maintenance capital expenditures represent the estimated cash capital expenditures necessary to maintain the operating capacity of our capital assets over the long term. This amount includes an allowance to replace the operating capacity of vessels which are scheduled to phase out by January 1, 2015 under OPA 90.

Earnings before Interest, Taxes, Depreciation, Amortization and

Loss on Reduction of Debt

(EBITDA)

	Three months ended December 31,		Six months ended December 31,
	2005	2004	2005	2004

Net income (loss)	$(2,646)	$1,369	$1,602	$4,506
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization	6,590	4,951	12,077	10,320
Interest expense, net	2,426	1,500	4,130	2,661
Net loss on reduction of debt	6,898	—	6,898	—
Provision for income taxes	2	87	201	287

EBITDA	$13,270	$7,907	$24,908	$17,774

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	December 31, 2005	June 30, 2005

Assets
Current assets:
Cash and cash equivalents	$985	$88
Title XI escrow account	—	1,190
Accounts receivable, net	21,672	14,299
Prepaid expenses and other current assets	13,373	4,371
Total current assets	36,030	19,948

Vessels and equipment, net	302,390	235,490
Construction in progress	6,303	8,266
Title XI escrow account	—	1,570
Goodwill	16,330	—
Other assets	14,830	7,988
Total assets	$375,883	$273,262

Liabilities and Partners’ Capital
Current liabilities:
Current portion of long-term debt and capital lease obligation	$3,185	$2,897
Accounts payable and accrued expenses	21,802	14,723
Total current liabilities	24,987	17,620
Title XI bonds and term loans	46,280	63,996
Credit line borrowings	129,937	47,112
Capital lease obligation	1,473	—
Deferred taxes	2,508	2,594
Total liabilities	205,185	131,322
Commitments and contingencies
Partners’ Capital	170,698	141,940
Total liabilities and partners’ capital	$375,883	$273,262